Exhibit 10(a)

WELLS FARGO & COMPANY LONG-TERM INCENTIVE COMPENSATION PLAN

RESTRICTED SHARE RIGHTS AWARD AGREEMENT

Name:	Grant Date:
I.D. Number:	Number of RSRs:

1.	Award. Wells Fargo & Company (the “Company”) has awarded you the number of Restricted Share Rights indicated above. Each Restricted Share Right entitles you to receive one share of Wells Fargo & Company common stock (“Common Stock”) contingent upon vesting and subject to the other terms and conditions set forth in the Company’s Long-Term Incentive Compensation Plan (the “Plan”) and this Award Agreement.

2.	Vesting. Except as otherwise provided in this Award Agreement, and provided that to the extent required by the Emergency Economic Stabilization Act of 2008, as amended from time to time (“EESA”), no installment will vest during the period in which any obligation arising from financial assistance provided to the Company under the Troubled Asset Relief Program (“TARP”) remains outstanding (the “Restriction Period”), the Restricted Share Rights will vest in the following installments:

30%	of shares on	07/1/2012
30%	of shares on	07/1/2013
40%	of shares on	07/1/2014

If any applicable Restriction Period required under EESA has not terminated prior to the first or any subsequent vesting date specified above, each such vesting date above will be delayed until the date immediately following the expiration of the Restriction Period. If the Restriction Period does not lapse before all of the vesting dates indicated above, all of the Restricted Share Rights granted hereunder will vest in full on the date immediately following the expiration of the Restriction Period. Shares of Common Stock will be issued to you or, in case of your death, your Beneficiary determined in accordance with the Plan. Except for dividend equivalents as provided below, you will have no rights as a stockholder of the Company with respect to your Restricted Share Rights until settlement. Upon vesting, Restricted Share Rights will be settled and distributed in shares of Company common stock except as otherwise provided in the Plan or this Award Agreement.

3.	Termination.

(a)	If you cease to be an Employee due to your death or permanent disability (as determined by the Company), all then unvested Restricted Share Rights awarded hereby (including all Restricted Share Rights granted with respect to dividend equivalents as provided below) will immediately vest upon the later to occur of (i) your date of death or termination of employment due to permanent disability or (ii) the date immediately following the expiration of the Restriction Period.

(b)	If you cease to be an Employee other than due to your death or permanent disability, all then unvested Restricted Share Rights awarded hereby (including all Restricted Share Rights granted with respect to dividend equivalents as provided below) will immediately terminate without notice to you and will be forfeited.

4.	Dividend Equivalents. During the period beginning on the Grant Date and ending on the date the Restricted Share Rights vest or terminate, whichever occurs first, if the Company pays a dividend on the Common Stock, you will automatically receive, as of the payment date for such dividend, dividend equivalents in the form of additional Restricted Share Rights based on the amount or number of shares that would have been paid on the Restricted Share Rights had they been issued and outstanding shares of Common Stock and, if a cash dividend, the closing price of the Common Stock on the New York Stock Exchange as of the dividend payment date. You will also automatically receive dividend equivalents with respect to the additional Restricted Share Rights, to be granted in the same manner. Restricted Share Rights granted with respect to dividend equivalents will be subject to the same vesting schedule and conditions as the underlying Restricted Share Rights and will be distributed in shares of Company common stock when, and if, the underlying Restricted Share Rights are settled and distributed.

5.	Tax Withholding. The Company will withhold from the number of shares of Common Stock otherwise issuable hereunder (including with respect to dividend equivalents) a number of shares necessary to satisfy any and all applicable federal, state, local and foreign tax withholding obligations and employment-related tax requirements. Shares will be valued at their Fair Market Value as of the date of vesting.

6.	Nontransferable. Unless the Committee provides otherwise, (i) no rights under this Award will be assignable or transferable, and neither you nor your Beneficiary will have any power to anticipate, alienate, dispose of, pledge or encumber any rights under this Award, and (ii) the rights and the benefits of this Award may be exercised and received during your lifetime only by you or your legal representative.

7.	Other Restrictions; Amendment. The issuance of Common Stock hereunder is subject to compliance by the Company and you with all applicable legal requirements applicable thereto, including tax withholding obligations, and with all applicable regulations of any stock exchange on which the Common Stock may be listed at the time of issuance. The Company may delay the issuance of shares of Common Stock hereunder to ensure at the time of issuance there is a registration statement for the shares in effect under the Securities Act of 1933. The Committee may, in its sole discretion and without your consent, reduce, delay vesting, revoke, cancel or impose additional conditions and restrictions on this Award if the Committee deems it necessary or advisable to comply with EESA or other applicable law or regulation.

8.	Hold Through Retirement Provision. As a condition to receiving this Award, you agree to hold, while employed by the Company or any Affiliate and for a period of one year after your Retirement, shares of Common Stock equal to at least 50% of the after-tax shares of Common Stock (assuming a 50% tax rate) acquired upon vesting and settlement of this Award.

9.	Additional Provisions. This Award Agreement is subject to the provisions of the Plan. Capitalized terms not defined in this Award Term Sheet are used as defined in the Plan. If the Plan and this Award Agreement are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and this Award Agreement by the Committee are binding on you and the Company.

10.	No Employment Agreement. Neither the award to you of the Restricted Share Rights nor the delivery to you of this Award Agreement or any other document relating to the Restricted Share Rights will confer on you the right to continued employment with the Company or any Affiliate.

11.	Six-month Delay. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, if, upon the termination of your service with the Company for any reason, the Company determines that you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your Restricted Share Rights, if subject to settlement upon such termination, will not settle before the date that is the first business day following the six-month anniversary of such termination, or, if earlier, upon your death. This provision only applies if required pursuant to Section 409A.

12.	Section 409A. This Award is intended to comply with the requirements of Section 409A and applicable Treasury Regulations or other binding guidance thereunder. Accordingly, all provisions included in this Award, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict.

The Company has awarded you the Restricted Share Rights in accordance with the foregoing terms and conditions and in accordance with the provisions of the Plan. By signing below, you hereby agree to the foregoing terms and conditions of this Award.

[Name of Executive]